Press Release

Las Vegas Sands Corp. Reports Third Quarter 2008 Results
— Announces Modifications to Global Development Program —
— Company is in Process of Raising Approximately $2.0 Billion of Capital
Quarterly Net Revenue Increases 67.2% to $1.11 Billion
Quarterly Consolidated Adjusted Property EBITDAR Increases 48.4% to $243.8 Million
The Venetian Macao’s Non-Rolling Chip Table Games Drop and Slot Handle Each Reach Quarterly Records
of $930.6 Million and $549.9 Million, Respectively
Las Vegas, NV (November 10, 2008)—Las Vegas Sands Corp. (NYSE: LVS), today reported financial results for the quarter ended September 30, 2008.
Company-Wide Operating Results
Net revenue for the third quarter of 2008 increased 67.2% to $1.11 billion, compared to $661.0 million in the third quarter of 2007. Consolidated adjusted property EBITDAR in the third quarter of 2008 increased 48.4% to $243.8 million, compared to $164.3 million in the year-ago quarter. On a GAAP (Generally Accepted Accounting Principles) basis, operating income was $28.2 million versus an operating loss of $20.8 million in the third quarter of 2007.
Adjusted net income (excluding loss on disposal of assets, pre-opening expense, development expense, and loss on early retirement of debt) was $8.1 million, or adjusted earnings per diluted share of $0.02, compared to $41.8 million, or adjusted earnings per diluted share of $0.12, in the third quarter of 2007. The decrease in adjusted net income of $33,7 million reflects increases in net interest expense and depreciation and amortization. On a GAAP basis, net loss in the third quarter of 2008 was $32.2 million, or $0.09 per diluted share, compared to net loss of $48.5 million, or $0.14 per diluted share, in the third quarter of 2007. The decrease in GAAP net loss of $16.3 million reflects the increases in operating income mentioned above and a benefit for income taxes, partially offset by an increase in interest expense and a decrease in other income.

Third Quarter Highlights
William P. Weidner, president and COO stated, “Our third quarter results reflect solid operating performance, with both revenues and adjusted property EBITDAR increasing substantially in both Las Vegas and Macao, despite challenging operating environments in each market.
“In Macao, despite the implementation of stricter visa restrictions for certain mainland Chinese visitors, visitation to The Venetian Macao continues to grow, while the maturing of the assets and amenities of the property, which celebrated its one year anniversary during the quarter, is clearly evident in our operating performance. Despite that strong performance, given the current conditions in the global credit environment, we have elected to significantly slow the pace of our development activities on the Cotai Strip, including a suspension of our development on sites five and six of the Cotai Strip, as we focus our current efforts on maximizing our cash flow and our returns on invested capital from our existing properties in Macao: The Venetian Macao and the Four Seasons Macao on the Cotai Strip, and the Sands Macao on the Macao peninsula.
“We will focus our development activities and available capital principally on the timely completion of both Marina Bay Sands, in Singapore, and Sands Bethlehem, in Bethlehem, Pennsylvania. At an appropriate time in the future, to the extent capital becomes available on acceptable terms, we plan to resume the development of sites five and six on the Cotai Strip. We remain confident that our long-term development strategy, including the completion of additional properties on the Cotai Strip should capital become available on acceptable terms, will provide the people of Macao and the surrounding region with significant and sustainable economic benefits.
“In Las Vegas, despite an increasingly challenging operating environment, the combined Venetian and Palazzo integrated resort performed solidly, although low table hold negatively impacted the current quarter’s operating results. Looking ahead, we will focus our efforts on both controlling our costs and maximizing our cash flows from our Las Vegas properties.”
Las Vegas Third Quarter Operating Results
Adjusted property EBITDAR for our Las Vegas operations for the third quarter of 2008 was $73.3 million, compared to $60.2 million in the third quarter of 2007. On a GAAP basis, operating income for our Las Vegas operations decreased to $6.1 million, compared to $29.6 million in the 2007 period.
In the third quarter of 2008, Las Vegas operations’ table games drop was $477.2 million, an increase of 33.9% compared to $356.4 million in the third quarter of 2007. Slot machine handle (volume) was $976.6 million for the quarter, an increase of 57.6% compared to $619.8 million in the third quarter of 2007. The increases in table games drop and slot handle are principally the result of the expansion of gaming capacity with the opening of The Palazzo. In the third quarter of 2008, table games win percentage (calculated before discounts) was 13.8%, compared to 14.7% in the third quarter of 2007 and below our expected range of 20% to 22%. Slot win percentage (calculated before slot club cash incentives) was 6.0%, compared to 6.2% in the 2007 quarter. Casino revenues for our Las Vegas operations were $113.2 million for the third quarter of 2008, increasing 36.2% compared to $83.1 million in the third quarter of 2007.
Las Vegas operations’ hotel revenues were $130.5 million versus $83.0 million in the third quarter of 2007. The increase in hotel revenues of 57.2% was principally due to the increased suite product available with the opening of The Palazzo.
The Venetian Las Vegas’ average daily rate (ADR) was $207, compared to $234 in the third quarter of 2007. The Venetian’s occupancy of available guestrooms was 92.0% during the third quarter of 2008,

down from 99.6% during the prior year period. Revenue per available room (REVPAR) at The Venetian Las Vegas was $191 in the 2008 period, compared to $233 in the third quarter of 2007. In its third quarter of operation, The Palazzo’s ADR was $231, while occupancy of available guestrooms was 94.5%, generating REVPAR of $218.
Food and beverage revenues for our Las Vegas operations increased to $61.6 million in the third quarter of 2008, compared to $34.8 million in the 2007 period, an increase of 77.0%. Convention, retail and other operating revenues were $48.5 million in the quarter, compared to $30.0 million in the third quarter last year, an increase of 61.7%.
Venetian Macao Third Quarter Operating Results
In the third quarter of 2008, adjusted property EBITDAR for The Venetian Macao was $135.7 million, compared to the 2007 third quarter adjusted property EBITDAR of $26.5 million. The 2007 third quarter reflected the operating period from the property opening on August 28, 2007 through September 30, 2007. On a GAAP basis, third quarter operating income for The Venetian Macao was $81.6 million, compared to the 2007 third quarter operating income of $6.8 million.
Rolling Chip volume at The Venetian Macao was $9.78 billion for the third quarter of 2008. This compares to Rolling Chip volume of $4.73 billion during the third quarter of 2007, which reflects the 34-day operating period. Non-Rolling Chip table games drop was $930.6 million for the quarter, representing The Venetian Macao’s highest quarterly Non-Rolling Chip table games drop in its history. This compares to $257.1 million in Non-Rolling Chip table games drop during the third quarter of 2007. Casino revenues for the third quarter were $432.6 million, compared to $131.0 million in the third quarter of 2007.
The Non-Rolling Chip table games win percentage for the third quarter was 19.7%, while Rolling Chip table games win percentage (calculated before discounts and commissions) was 3.06%. These results compare to our expected Non-Rolling Chip table games win percentage of 18% to 20%, and Rolling Chip table games win percentage (calculated before discounts and commissions) of 3.0%.
Slot handle (volume) for the third quarter of 2008 was $549.9 million, another quarterly record, while slot win percentage for the quarter was 7.8%.
Hotel revenues for the third quarter of 2008 were $51.1 million. The Venetian Macao’s ADR was $211 while the occupancy per available guestrooms was 92.1%, generating REVPAR of $194.
Retail and other operating revenues were $52.0 million, while food and beverage revenues were $16.8 million.
Visitation at The Venetian Macao remains robust, with a quarterly record 6.6 million visitors to the property in the quarter, including 1.94 million visitors to the property in September 2008, up approximately 15% compared to September 2007. In October 2008, visitation was over 2.23 million guests, up approximately 16% compared to the same period in 2007. Finally, for the seven day Golden Week beginning October 1, 2008, visitation to The Venetian Macao was up approximately 22% compared to the Golden Week beginning September 29, 2007.
Weidner added, “The Venetian Macao delivered another solid operating performance as it completed its one year anniversary as Asia’s first integrated resort. We welcomed the greatest number of visitors ever to the property in a quarter, 6.6 million. That robust visitation provided the foundation for the strongest mass gaming volumes and slot play in the history of the property. We have now welcomed over 26 million people to The Venetian Macao since opening our doors in August 2007, illustrating the broad appeal of our market-leading investments in Asia’s first integrated resort.
“While development work on future properties on the Cotai Strip will be significantly curtailed until the capital markets improve, our investments in the transformation of Macao into Asia’s premier business and leisure destination, including our investments in transportation infrastructure to encourage visitation and improve the customer experience for Macao’s visitors, will continue. Our CotaiJet ferry service, which provides regional ferry service directly to Taipa’s temporary Pac-On ferry terminal and is operated by our partner, Cotai Chu Kong Shipping Management Services Co., Ltd., increased its daily sailings during the quarter to include overnight service, and is now providing 62 sailings per day between Hong Kong’s Shun Tak ferry terminal and the Cotai Strip.
“The Venetian Macao has continued to mature as the property has added additional attractions and amenities, including Zaia, Cirque du Soleil’s first permanent show in Asia, during the quarter. Consistent with Macao’s goal of diversifying the origin of its visitation base, we have now begun to increase our marketing efforts to attract new visitors from population centers outside mainland China and throughout the wider Asian region. Despite the slowing of our development program, our efforts to diversify Macao’s visitor base, drive overnight visitation, and increase the length of stay in Macao will continue. The critical mass of shopping, dining, and entertainment amenities of the recently opened Four Seasons Macao and Shoppes at Four Seasons Macao, will enhance our ability to accomplish those objectives,” said Weidner.
Four Seasons Macao Third Quarter Operating Results
The Four Seasons Macao debuted on August 28, 2008, and portions of the property were open for 34 days during the quarter. Adjusted property EBITDAR was $3.0 million in the third quarter of 2008. On a GAAP basis, the Four Seasons Macao experienced an operating loss of $4.2 million for the third quarter of 2008.
At the Four Seasons Macao, for the 34-day operating period beginning on August 28, 2008, Rolling Chip volume was $165.2 million and Non-Rolling Chip table games drop was $16.7 million. For the third quarter of 2008, the Four Seasons Macao Rolling Chip table games win percentage (calculated before discounts and commissions) was 8.33%, while Non-Rolling Chip table games win percentage was 18.4%. These results compare to our expected Rolling Chip table games win percentage (calculated before discounts and commissions) of 3.0% and Non-Rolling Chip table games win percentage of 18% to 20%. The Four Seasons Macao slot handle (volume) for the third quarter of 2008 was $7.9 million. Third quarter casino revenues for the quarter were $15.9 million.
The Four Season Macao’s ADR was $440, while the occupancy per available guestrooms was 31.4%, generating REVPAR of $138.
Weidner continued, “The opening of the Four Seasons Macao, our second property on the Cotai Strip, brings the world-class Four Seasons brand and world-renowned service to the Cotai Strip, broadening and enhancing the appeal of Macao as a business and leisure destination. The luxury positioning of the Four Seasons Macao and The Shoppes at Four Seasons Macao, our luxury retail offering, provides a high-end complement to The Venetian Macao and The Grand Canal Shoppes. We believe this luxury positioning and the Four Seasons brand will enable the Cotai Strip to attract increasing numbers of visitors from important regional markets such as Japan, South Korea, and Southeast Asia. We look forward to opening additional amenities at the Four Seasons Macao in the months ahead, including two additional floors of exclusive Paiza Club gaming capacity, and 19 private Paiza mansions, each with a private gaming area.”

Sands Macao Third Quarter Operating Results
At the Sands Macao, adjusted property EBITDAR was $42.6 million in the third quarter of 2008, compared to $77.6 million in the third quarter of 2007. Operating income on a GAAP basis for the Sands Macao was $28.5 million for the third quarter of 2008, compared to $65.5 million in last year’s third quarter.
The Sands Macao Rolling Chip volume for the third quarter of 2008 increased 15.4% to $7.26 billion, compared to $6.29 billion in the third quarter of 2007, while Non-Rolling Chip table games drop decreased 19.7% to $652.3 million, compared to $812.4 million in last year’s third quarter. For the third quarter of 2008, the Sands’ Rolling Chip table games win percentage (calculated before discounts and commissions) was 2.35%, compared to 2.85% in the 2007 quarter, while Non-Rolling Chip table games win percentage was 17.9%, compared to 18.7% in the 2007 quarter. These results compare to our expected Rolling Chip table games win percentage (calculated before discounts and commissions) of 3.0% and Non-Rolling Chip table games win percentage of 18% to 20%. The Sands’ slot handle (volume) for the third quarter of 2008 was $273.1 million, representing an 8.3% decrease versus $297.9 million in the third quarter of 2007. Third quarter casino revenues for the quarter were $243.5 million, compared to $294.5 million in the third quarter of 2007.
Weidner stated, “While the results of the Sands Macao clearly reflect the competitive environment for gaming customers on the Macao peninsula, as well as low table games hold during the quarter, we remain pleased with the market positioning of the Sands. The introduction of high-quality competitive product, including The Venetian Macao and Four Seasons Macao on the Cotai Strip, has been significant in the last year, but will slow dramatically from this point forward, particularly on the Macao Peninsula. In the face of this competition, the Sands continues to generate strong cash flow and returns. Our rolling table games play was stronger compared to the same quarter last year, and while our mass volumes were down year over year, they continue to reflect healthy play, and remain the largest on the Macao peninsula. Looking ahead, we expect to improve our performance at the property by further reducing the Sands’ cost structure.”
Other Factors Affecting Earnings
Other Asia EBITDAR, principally consisting of our CotaiJet ferry service, had a negative impact on consolidated adjusted property EBITDAR of $10.8 million.
Pre-opening expenses related principally to the Four Seasons Macao, Marina Bay Sands in Singapore, Sands Bethlehem, and other resorts on the Cotai Strip were $40.8 million in the third quarter of 2008, compared to $90.4 million in the third quarter of 2007.
Depreciation and amortization expense was $132.2 million in the third quarter of 2008, compared to $54.3 million in the third quarter of 2007.
Interest expense, net of amounts capitalized, was $90.5 million for the third quarter of 2008, compared to $72.6 million during the third quarter of 2007. The increase is primarily the result of reduced capitalized interest during the quarter as well as increased borrowings to support the company’s growth pipeline and current and future development, including borrowings related to the company’s $5.0 billion domestic credit facility, the $3.3 billion credit facility to support our developments in Macao, as well as borrowings related to the SGD5.44 billion (approximately $3.8 billion at exchange rates in effect on September 30, 2008) credit facility to support the development of Marina Bay Sands in Singapore. Capitalized interest was $38.4 million during the third quarter of 2008, compared to $64.2 million during the third quarter of 2007.

Interest income was $3.2 million in the third quarter of 2008, compared to $26.9 million in the third quarter of 2007.
Corporate expense was $23.4 million in both the third quarter of 2008 and 2007.
Stock-based compensation expense was $15.4 million in the third quarter of 2008, compared to $9.8 million in the third quarter of 2007.
Other income, which is principally composed of foreign currency gains, was $7.2 million in the third quarter of 2008, compared to $17.1 million in the third quarter of 2007.
The company’s effective tax rate for the nine months ended September 30, 2008 is approximately -25.6%, which is lower than the United States federal statutory rate of 35% due principally to a zero percent effective tax rate on our Macao gaming income and a projected taxable loss in the United States for 2008.
Balance Sheet Items
Unrestricted cash balances as of September 30, 2008, stood at $1.28 billion while restricted cash balances were $239.1 million. Of the restricted cash balances, $199.6 million is restricted for Macao-related construction and $32.3 million is restricted for construction of Marina Bay Sands in Singapore.
As of September 30, 2008, total debt outstanding, including the current portion, was $10.35 billion.
Capital Expenditures
Capital expenditures during the third quarter totaled $998.1 million. This includes construction and development activities of $551.3 million in Macao, $108.7 million at The Palazzo and The St. Regis Residences, $174.4 million for Marina Bay Sands in Singapore, $100.3 million at Sands Bethlehem, and $63.4 million at The Venetian Las Vegas and the Sands Expo and Convention Center in Las Vegas.
Development Update
Given current conditions in the capital markets and the global economy and their impact on the Company’s ongoing operations, the Company has chosen to temporarily or indefinitely suspend portions of its development projects and will focus its development efforts on those projects with the highest rates of expected return on invested capital given the liquidity and capital resources available to the Company today. As previously announced, the company is in the process of arranging a capital raising transaction. The development plan outlined below is dependent on the Company raising additional capital.
In Las Vegas, development of the St. Regis Residences will be suspended indefinitely, although the completion of the podium component of the condominium tower, which will generate rental income from currently executed leases, will continue and is expected to be completed during the first quarter of 2009. The estimated cost to prepare the site for the delay and to complete the podium portion of the project is approximately $95 million.
In Bethlehem, Pennsylvania, we will focus our development efforts on the casino component of Sands Bethlehem, which includes the casino and related amenities including restaurants and a 3,500-space parking garage. We plan to open the casino component in the second quarter of 2009. The estimated cost to complete the casino component of the project, including preopening and furniture, fixtures, and equipment costs, is approximately $427 million.
In Macao, development of sites five and six on the Cotai Strip will be temporarily suspended until conditions in the capital markets improve. We will continue to pursue a project-level financing that would allow us to complete construction of the first phase of this project, which will include a Shangri-La / Traders hotel tower, an 1,800-room Sheraton hotel tower, and three casinos featuring a total of 790 gaming tables and 3,500 slot machines. Through September 30, we have spent approximately $1.16 billion on the development of the sites, and we expect to incur additional costs of approximately $430 million through June 30, 2009, as we prepare the site for a potential indefinite suspension. Our temporary suspension program will enable us to recommence development in an efficient fashion, should sufficient capital to complete phase one of our development plans become available on reasonable terms.
Also in Macao, we will continue the development of the Four Seasons Private Apartments Macao, and expect to complete this project in the third quarter of 2009. The expected cost to complete the construction of the Four Seasons Private Apartments, including furniture, fixtures and equipment and preopening costs, is approximately $463 million.
Given that our SGD $5.44 ($3.8 billion at current exchange rates) billion credit facility to support the development of Marina Bay Sands in Singapore is already in place, our development there is not significantly impacted by the current capital market conditions. Our development plans for Marina Bay Sands, therefore, have not changed. We continue to target a late 2009 opening for Marina Bay Sands. To date, we have invested approximately $1.81 billion in construction costs in the project, including land, and have contributed approximately $616 million in equity for the project to date. Our current estimated cost to complete the construction of the project is approximately $2.7 billion, and we expect to fund between 75% and 80% of those future construction costs through proceeds from our Singapore credit facility, of which approximately $2.0 billion is available at current exchange rates. We currently expect to invest approximately $500 million in additional equity in the project through the targeted opening of the property in late 2009.
###
Conference Call Information
The company will hold a conference call to discuss the company’s results on Monday, November 10, 2008 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) Interested parties can listen to the conference call through a live audio webcast at www.lasvegassands.com (click on Investor Relations).
Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, gaming junket operators, risks relating to our Macao gaming subconcession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange

Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

About Las Vegas Sands Corp.
ABOUT LAS VEGAS SANDS CORP.
          Las Vegas Sands Corp. (NYSE: LVS) is the leading international developer of multi-use integrated resorts.
          The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino, The Palazzo Resort-Hotel-Casino, and the Sands Expo and Convention Center in Las Vegas and The Venetian Macao Resort-Hotel and the Sands Macao in the People’s Republic of China (PRC) Special Administrative Region of Macao. The company also owns the Four Seasons Hotel Macao and is constructing two additional integrated resorts: Sands Casino Resort Bethlehem™ in Eastern Pennsylvania and Marina Bay Sands™ in Singapore.
          LVS is also creating the Cotai Strip™, a master-planned development of resort-casino properties in Macao. At completion, the Cotai Strip will feature approximately 21,000 rooms from world-renowned hotel brands such as St. Regis, Sheraton, Shangri-La, Traders, Hilton, Conrad, Fairmont, Raffles, Holiday Inn, and InterContinental.

Contacts:

Investment Community:	Scott Henry	(702) 733-5502
Media:	Ron Reese	(702) 414-3607
Las Vegas Sands
Third Quarter 2008 Results
Non-GAAP Reconciliations

Within the company’s third quarter 2008 press release, the company makes reference to certain non-GAAP financial measures including “adjusted net income,” “adjusted earnings per diluted share,” “adjusted EBITDA,” and “adjusted property EBITDAR.” Whenever such information is presented, the company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons why the company’s management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.’s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Adjusted EBITDA consists of operating income (loss) before depreciation and amortization, gain or loss on disposal of assets, pre-opening expense, development expense, and stock-based compensation. Adjusted property EBITDAR consists of operating income (loss) before depreciation and amortization, gain or loss on disposal of assets, pre-opening expense, development expense, stock-based compensation, corporate expense, and rental expense. Reconciliations of GAAP operating income

(loss) and GAAP net income (loss) to adjusted EBITDA and adjusted property EBITDAR are included in the financial schedules accompanying this release.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:
Casino	$805,258	$508,522	$2,404,973	$1,433,135
Rooms	188,794	96,718	575,172	289,588
Food and beverage	91,025	50,032	272,315	162,129
Retail	47,240	3,511	114,530	9,000
Other	75,993	35,547	176,261	104,397

	1,208,310	694,330	3,543,251	1,998,249
Less — Promotional allowances	(102,876)	(33,380)	(246,680)	(96,155)

	1,105,434	660,950	3,296,571	1,902,094

Operating Costs and Expenses:
Resort operations	871,290	501,500	2,501,723	1,333,612
Rental expense	8,437	8,136	25,573	23,141
Corporate expense	23,390	23,444	82,529	66,657
Pre-opening expense	40,777	90,447	105,470	153,224
Development expense	1,153	3,621	11,504	7,227
Depreciation and amortization	132,239	54,309	364,753	121,262
(Gain) loss on disposal of assets	(47)	287	6,977	526

	1,077,239	681,744	3,098,529	1,705,649

Operating income (loss)	28,195	(20,794)	198,042	196,445

Interest income	3,215	26,890	11,813	60,906
Interest expense, net of amounts capitalized	(90,535)	(72,607)	(293,709)	(161,628)
Other income	7,209	17,052	11,624	7,715
Loss on early retirement of debt	—	—	(4,022)	(10,705)

Income (loss) before income taxes and noncontrolling interest	(51,916)	(49,459)	(76,252)	92,733

Benefit (provision) for income taxes	19,425	952	19,533	(15,928)
Noncontrolling interest	283	—	4,481	—

Net income (loss)	$(32,208)	$(48,507)	$(52,238)	$76,805

Basic earnings (loss) per share	$(0.09)	$(0.14)	$(0.15)	$0.22
Diluted earnings (loss) per share	$(0.09)	$(0.14)	$(0.15)	$0.22

Weighted average shares outstanding
Basic	355,393,259	354,856,121	355,344,306	354,716,730
Diluted	355,393,259	354,856,121	355,344,306	357,094,808

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure — Adjusted Net Income and Earnings Per Share
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income (loss)	$(32,208)	$(48,507)	$(52,238)	$76,805

Loss on disposal of assets, net	377	298	4,907	471
Pre-opening expense, net	39,061	87,363	97,755	148,329
Development expense, net	913	2,678	8,137	5,744
Loss on early retirement of debt, net	—	—	4,022	6,958

Adjusted net income	$8,143	$41,832	$62,583	$238,307

Per diluted share of common stock:
Net income (loss)	$(0.09)	$(0.14)	$(0.15)	$0.22

Loss on disposal of assets, net	—	—	0.02	—
Pre-opening expense, net	0.11	0.25	0.28	0.41
Development expense, net	—	0.01	0.02	0.02
Loss on early retirement of debt, net	—	—	0.01	0.02

Adjusted earnings per diluted share	$0.02	$0.12	$0.18	$0.67

Weighted average diluted shares outstanding	355,629,027	356,213,975	355,928,046	357,094,808
Las Vegas Sands Corp. and Subsidiaries
Supplemental Data — Net Revenues by Resort
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Las Vegas Operations	$307,965	$212,103	$1,007,942	$725,459
Sands Macao	248,444	298,756	784,943	1,026,544
The Venetian Macao	522,409	150,091	1,471,823	150,091
Four Seasons Macao	20,303	—	20,303	—
Other Asia	6,313	—	11,560	—

	$1,105,434	$660,950	$3,296,571	$1,902,094

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)
The following are reconciliations of Operating Income (Loss) to Adjusted EBITDA and Adjusted Property EBITDAR

	Three Months Ended September 30, 2008

		Depreciation	(Gain) Loss on			(1)				Adjusted
	Operating	and	Disposal	Pre-Opening	Development	Stock-Based	Adjusted	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	Expense	Expense	Compensation	EBITDA	Expense	Expense	EBITDAR

Sands Macao	$28,492	$12,689	$14	$—	$—	$1,045	$42,240	$—	$351	$42,591
The Venetian Macao	81,641	48,935	2	840	—	2,279	133,697	—	2,040	135,737
Four Seasons Macao	(4,178)	3,562	—	3,264	—	136	2,784	—	179	2,963

Macao Operating Properties	105,955	65,186	16	4,104	—	3,460	178,721	—	2,570	181,291
Las Vegas Operating Properties	6,095	60,024	(63)	208	—	5,306	71,570	—	1,746	73,316

Property Operations	112,050	125,210	(47)	4,312	—	8,766	250,291	—	4,316	254,607
Other Asia (2)	(16,505)	2,552	—	2,217	39	849	(10,848)	—	—	(10,848)
Other development	(41,327)	1,844	—	34,248	1,114	—	(4,121)	—	4,121	—
Corporate	(26,023)	2,633	—	—	—	—	(23,390)	23,390	—	—

	$28,195	$132,239	$(47)	$40,777	$1,153	$9,615	$211,932	$23,390	$8,437	$243,759

	Three Months Ended September 30, 2007

		Depreciation	(Gain) Loss on			(1)				Adjusted
	Operating	and	Disposal	Pre-Opening	Development	Stock-Based	Adjusted	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	Expense	Expense	Compensation	EBITDA	Expense	Expense	EBITDAR

Sands Macao	$65,456	$9,959	$319	$464	$—	$1,121	$77,319	$—	$255	$77,574
The Venetian Macao	6,831	16,737	—	—	—	383	23,951	—	2,569	26,520

Macao Operating Properties	72,287	26,696	319	464	—	1,504	101,270	—	2,824	104,094
Las Vegas Operating Properties	29,595	23,861	(32)	1,554	—	3,323	58,301	—	1,882	60,183

Property Operations	101,882	50,557	287	2,018	—	4,827	159,571	—	4,706	164,277
Other development	(97,337)	1,857	—	88,429	3,621	—	(3,430)	—	3,430	—
Corporate	(25,339)	1,895	—	—	—	—	(23,444)	23,444	—	—

	$(20,794)	$54,309	$287	$90,447	$3,621	$4,827	$132,697	$23,444	$8,136	$164,277

	Nine Months Ended September 30, 2008

		Depreciation	(Gain) Loss on			(1)				Adjusted
	Operating	and	Disposal	Pre-Opening	Development	Stock-Based	Adjusted	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	Expense	Expense	Compensation	EBITDA	Expense	Expense	EBITDAR

Sands Macao	$118,247	$39,118	$1,159	$128	$—	$2,576	$161,228	$—	$1,055	$162,283
The Venetian Macao	222,105	142,573	41	9,565	—	5,806	380,090	—	6,137	386,227
Four Seasons Macao	(4,178)	3,562	—	3,264	—	136	2,784	—	179	2,963

Macao Operating Properties	336,174	185,253	1,200	12,957	—	8,518	544,102	—	7,371	551,473
Las Vegas Operating Properties	105,606	163,988	5,915	7,095	—	14,302	296,906	—	5,591	302,497

Property Operations	441,780	349,241	7,115	20,052	—	22,820	841,008	—	12,962	853,970
Other Asia (2)	(46,492)	5,929	(138)	3,254	1,145	2,216	(34,086)	—	—	(34,086)
Other development	(107,487)	2,353	—	82,164	10,359	—	(12,611)	—	12,611	—
Corporate	(89,759)	7,230	—	—	—	—	(82,529)	82,529	—	—

	$198,042	$364,753	$6,977	$105,470	$11,504	$25,036	$711,782	$82,529	$25,573	$819,884

	Nine Months Ended September 30, 2007

		Depreciation	Loss on			(1)				Adjusted
	Operating	and	Disposal	Pre-Opening	Development	Stock-Based	Adjusted	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	Expense	Expense	Compensation	EBITDA	Expense	Expense	EBITDAR

Sands Macao	$260,768	$31,404	$367	$464	$—	$2,594	$295,597	$—	$866	$296,463
The Venetian Macao	6,831	16,737	—	—	—	383	23,951	—	2,569	26,520

Macao Operating Properties	267,599	48,141	367	464	—	2,977	319,548	—	3,435	322,983
Las Vegas Operating Properties	176,931	63,163	158	2,065	—	7,030	249,347	—	6,159	255,506

Property Operations	444,530	111,304	525	2,529	—	10,007	568,895	—	9,594	578,489
Other development	(176,933)	5,463	1	150,695	7,227	—	(13,547)	—	13,547	—
Corporate	(71,152)	4,495	—	—	—	—	(66,657)	66,657	—	—

	$196,445	$121,262	$526	$153,224	$7,227	$10,007	$488,691	$66,657	$23,141	$578,489

(1)	The Company recorded $15.4 million and $9.8 million of stock-based compensation expense during the three months ended September 30, 2008 and 2007, respectively, of which $4.5 million and $3.3 million, respectively, is included in corporate expense and $1.3 million and $1.7 million, respectively, is included in pre-opening and development expense on our condensed consolidated statements of operations. During the nine months ended September 30, 2008 and 2007, the Company recorded stock-based compensation expense of $39.2 million and $22.8 million, respectively, of which $10.8 million and $8.1 million, respectively, is included in corporate expense and $3.4 million and $4.7 million, respectively, is included in pre-opening and development expense on our condensed consolidated statements of operations.

(2)	Primarily includes the results of operations for Cotai Waterjets.

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)
The following is a reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted Property EBITDAR:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income (loss)	$(32,208)	$(48,507)	$(52,238)	$76,805
Add (deduct) :
Noncontrolling interest	(283)	—	(4,481)	—
(Benefit) provision for income taxes	(19,425)	(952)	(19,533)	15,928
Other income	(7,209)	(17,052)	(11,624)	(7,715)
Interest income	(3,215)	(26,890)	(11,813)	(60,906)
Interest expense, net of amounts capitalized	90,535	72,607	293,709	161,628
Loss on early retirement of debt	—	—	4,022	10,705
Depreciation and amortization	132,239	54,309	364,753	121,262
(Gain) loss on disposal of assets	(47)	287	6,977	526
Pre-opening expense	40,777	90,447	105,470	153,224
Development expense	1,153	3,621	11,504	7,227
Stock-based compensation (1)	9,615	4,827	25,036	10,007

Adjusted EBITDA	211,932	132,697	711,782	488,691

Add :
Rental expense	8,437	8,136	25,573	23,141
Corporate expense	23,390	23,444	82,529	66,657

Adjusted Property EBITDAR	$243,759	$164,277	$819,884	$578,489

(1)	See prior page

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Room Statistics:
The Venetian Las Vegas:
Occupancy %	92.0%	99.6%	91.2%	99.7%
Average daily room rate (ADR) (1)	$207	$234	$242	$259
Revenue per available room (REVPAR) (2)	$191	$233	$221	$258

The Palazzo:
Occupancy %	94.5%	N/A	89.4%	N/A
Average daily room rate (ADR) (1)	$231	N/A	$239	N/A
Revenue per available room (REVPAR) (2)	$218	N/A	$213	N/A

Sands Macao:
Occupancy %	98.8%	94.1%	98.4%	96.1%
Average daily room rate (ADR) (1)	$258	$316	$266	$366
Revenue per available room (REVPAR) (2)	$255	$297	$262	$351

The Venetian Macao:
Occupancy %	92.1%	77.5%	83.7%	77.5%
Average daily room rate (ADR) (1)	$211	$208	$222	$208
Revenue per available room (REVPAR) (2)	$194	$161	$186	$161

Four Seasons Macao:
Occupancy %	31.4%	N/A	31.4%	N/A
Average daily room rate (ADR) (1)	$440	N/A	$440	N/A
Revenue per available room (REVPAR) (2)	$138	N/A	$138	N/A

Other Information:
The Venetian Las Vegas:
Table games win per unit per day (3)	$1,501	$4,362	$4,134	$5,810
Slot machine win per unit per day (4)	$233	$248	$203	$236
Average number of table games	131	131	131	133
Average number of slot machines	1,633	1,684	1,664	1,683

The Palazzo:
Table games win per unit per day (3)	$4,053	N/A	$3,347	N/A
Slot machine win per unit per day (4)	$181	N/A	$170	N/A
Average number of table games	129	N/A	128	N/A
Average number of slot machines	1,392	N/A	1,393	N/A

Sands Macao:
Table games win per unit per day (3)	$5,689	$5,846	$5,487	$5,791
Slot machine win per unit per day (4)	$172	$149	$177	$153
Average number of table games	549	615	584	715
Average number of slot machines	1,254	1,430	1,278	1,513

The Venetian Macao:
Table games win per unit per day (3)	$7,380	$5,298	$6,670	$5,298
Slot machine win per unit per day (4)	$207	$72	$170	$72
Average number of table games	711	878	757	878
Average number of slot machines	2,247	3,318	2,375	3,318

Four Seasons Macao:
Table games win per unit per day (3)	$5,220	N/A	$5,220	N/A
Slot machine win per unit per day (4)	$70	N/A	$70	N/A
Average number of table games	95	N/A	95	N/A
Average number of slot machines	210	N/A	210	N/A

(1)	ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(2)	REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by total rooms available.

(3)	Table games win per unit per day is shown before discounts and commissions.

(4)	Slot machine win per unit per day is shown before deducting cost for slot points.